UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/03/2013

Genesee & Wyoming Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31456

Delaware	06-0984624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

66 Field Point Road
Greenwich, CT 06830
(Address of principal executive offices, including zip code)

203-629-3722
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

As previously disclosed on Form 8-K on January 3, 2013, Genesee & Wyoming Inc. ("GWI") assumed control of RailAmerica, Inc. and its railroads ("RailAmerica") on December 28, 2012 and implemented an integration and reorganization plan that resulted in the layoff of 13 of RailAmerica's senior executives on December 31, 2012 (the "December Plan"). As also previously disclosed on Form 8-K on January 14, 2013, GWI implemented a second integration and reorganization plan that resulted in the layoff of 26 RailAmerica employees (the "January Plan").

In addition to the December Plan and the January Plan, on February 3, 2013, GWI initiated a third integration and reorganization plan that reduced the size of the RailAmerica workforce by 14 employees (the "February Plan"). The objective of the February Plan was to eliminate duplicative managerial and staff positions and minimize compensation expense.

The February Plan costs included approximately $3.0 million in cash payments under existing employment, severance and other arrangements and approximately $0.9 million in stock-based compensation expense associated with the acceleration of previously issued equity awards. These costs and expenses will be recorded during the first quarter of 2013, in addition to other RailAmerica acquisition-related expenses.

GWI expects that the February Plan will result in a net reduction of RailAmerica's annual compensation and benefit expenses of approximately $3.0 million after taking into account a new GWI employee to replace one of the severed employees. This reduction is in addition to reductions under the December Plan and the January Plan.

In addition, GWI continues to evaluate the additional consolidation of certain administrative and back office functions, including as a result of the contemplated closure of the RailAmerica headquarters in Jacksonville, Florida.

Forward Looking Statements

Some of the statements included in this Form 8-K, particularly projections as to the timing of the anticipated severance and related costs and expenses, are forward-looking statements. Forward-looking statements are based on management's best estimates, assumptions and projections and are subject to significant uncertainties. Actual results and the timing of events may differ materially from those projected in the forward-looking statements due to numerous factors, including, without limitation, the impact of external conditions, the actual number of employees severed, the benefits ultimately payable under GWI's and RailAmerica's severance programs and unanticipated charges not currently contemplated that may occur in connection with the acquisition of RailAmerica. GWI undertakes no obligation to update any forward-looking statements in this Form 8-K as a result of future events, new information or otherwise. For a detailed discussion of the general risk factors that could affect GWI results, please refer to the risk factors and cautionary statements identified in GWI's periodic reports, as filed with the Securities and Exchange Commission.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Compensatory Arrangements of Certain Officers

        On February 5, 2013, the Compensation Committee of the Board approved changes in the annual base salary, established the performance criteria for annual incentive compensation and target amounts and approved long-term incentive compensation of GWI's executive officers for 2013. In connection therewith, the Compensation Committee approved the grant of a restricted stock unit award in the amount of $195,700 to James W. Benz, GWI's Chief Integration Officer, to be granted during 2013 following the successful integration of RailAmerica into GWI. The restricted stock unit award will vest upon the date of grant and shares of GWI Class A common stock will be delivered to him in two equal tranches on each of the first and second anniversary of the date of grant. The aggregate 2013 compensation levels for GWI's other executive officers has not changed materially from 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genesee & Wyoming Inc.

Date: February 07, 2013	By:	/s/ Allison M. Fergus
Allison M. Fergus
General Counsel and Secretary